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Exhibit 99.1

FOR FURTHER INFORMATION:
At the Company: Raj Rai President & Chief Executive Officer (847) 604-7124	At In-Site Communications, Inc.: Lisa Carlton-Wilson Investor Relations (212) 759-3929
Carla Pondel Chief Financial Officer (847) 604-7117

FOR IMMEDIATE RELEASE

OPTION CARE, INC. SPECIALTY PHARMACY SUBSIDARY, OPTIONMED, SIGNS A STATE WIDE CONTRACT WITH BLUE CROSS AND BLUE SHIELD OF FLORIDA

    BANNOCKBURN, IL, September 10, 2001—Option Care, Inc., (Nasdaq: OPTN), announced today the signing of a prescription drug agreement between OptionMed, its regional specialty pharmacy division, and Blue Cross and Blue Shield of Florida's Health Options, Inc.

    Under the terms of the agreement, OptionMed will provide injectable prescription drugs to Health Options members for administration in physicians' offices and in patients' homes. OptionMed will be one vehicle through which a complete injectable therapy replacement program will be provided for Health Options members. This program will be implemented in various phases over a period of time.

    Raj Rai, Option Care's chief executive officer, stated, "We look forward to working with Blue Cross and Blue Shield of Florida and Health Options, Inc. to provide innovative specialty pharmaceutical services to their members. This contract exemplifies our strategic initiative to expand Option Care's product offering of specialty pharmacy services to managed care organizations and biotech manufacturers."

    Rai continued, "Option Care has a long standing relationship with Blue Cross and Blue Shield of Florida in south Florida. This new contract expands our relationship on a statewide basis using our existing distribution centers in Florida. We are eager to provide an outstanding level of service and a comprehensive injectable program."

    Michael Baxley, MD, MPH, Managing Medical Director for Blue Cross and Blue Shield of Florida stated, "We are very pleased with OptionMed's injectable therapy program and the positive results that have resulted to date from the program's effectiveness. Recognizing that Option Care could help us achieve our goals, we are considering expanding the program to all of our members. We look forward to the added benefits from our relationship with Option Care."

    As Florida's leading health care coverage company, Blue Cross and Blue Shield of Florida is dedicated to providing caring solutions and affordable health care choices to 3.3 million Floridians. Blue Cross and Blue Shield of Florida is an independent licensee of the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield companies. Standard and Poor's awarded Blue Cross and Blue Shield of Florida an "A+" credit rating, and A.M. Best affirmed its "A" rating for the company. For additional information, visit Blue Cross and Blue Shield of Florida's website at www.bcbsfl.com.

    Option Care provides pharmacy services to patients on behalf of managed care organizations and other third party payors. Option Care contracts with payors to provide infusion therapy, specialty pharmacy prescriptions and related services to patients at home or at other alternate-site settings, such as physicians' offices. Option Care's pharmacy and related services are provided locally through its nationwide network of 129 owned and franchised pharmacy locations and through our three regional specialty pharmacies that operate under the name OptionMed™. Additional information can be found on the companies' websites at www.optioncare.com and www.mbimbi.com.

    This release contains certain forward-looking statements. These statements involve risks and uncertainties, including, without limitation, the company's ability to profitability execute its growth strategy, and to meet the expanded demands on its distribution system inherent in its new contract with Blue Cross and Blue Shield of Florida. Please see Option Care's filings and reports with the Securities and Exchange Commission for additional risk factors.

2001 Option Care, Inc.

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  Exhibit 99.1